LightPath Technologies Projects

Fiscal 2005 Third Quarter

For Immediate Release

(April 8, 2005) Orlando, FL. LightPath Technologies, Inc. (Nasdaq: LPTH), manufacturer and integrator of families of precision molded aspheric optics, GRADIUM(R) glass products, and high-performance fiber-optic collimators and isolators, reported today that projected results for its third quarter of fiscal 2005 include sales of approximately $3.1 million compared with $2.0 million in the third quarter of the prior year, an increase of approximately 57%. Compared to the second quarter of fiscal 2005, when the Company reported sales of approximately $3.3 million, today's projection represents a slight 7% decrease. The Company's cash and cash equivalents at March 31, 2005 are approximately $1.5 million, a decrease or use of cash in the third quarter of about $350,000. Our primary business goal continues to become self-sustaining in terms of cash flow and profitability.

Although we are seeing some strength in orders in industrial, medical and defense, our sales backlog was reduced somewhat in the current quarter, as orders weakened in the period due primarily, we believe, to weakness in communication market orders. At March 31, 2005, our Disclosure Backlog was $2.5 million. In comparison, our Disclosure Backlog at March 31, 2004 was $2.8 million. As reported in our Annual Report on Form 10-K for June 30, 2004, we had a "Disclosure Backlog" (as defined therein) at that date of $3.3 million.

Ken Brizel, President and Chief Executive Officer of LightPath, commented, "Our sales have remained at record levels since our restructuring began. We feel that we are making good progress on our sales line; our projected sales of $9.3 million for the nine months of fiscal 2005 already exceed the $8.3 million recorded for the twelve months of fiscal 2004. Our sales backlog was lower than we wanted due to continued weakness in our remaining communication market customers, which overshadowed the continued growth in industrial, medical and defense. This highlights the importance of our ongoing market diversification initiatives. In late March, at the SPIE Defense and Security show in Orlando, we announced our ability to mold long-wavelength infrared (LWIR) aspheric optics. This new product line called the Black Diamond(TM) enables high performance, cost-effective LWIR molded aspheric lenses. This reduces the number of lenses required for typical thermal imaging systems. These LWIR lenses are used in a variety of markets including, defense, industrial, commercial and automotive applications."

Webcast Details:

LightPath plans to hold an audio webcast at 3:00 p.m. EDT on Thursday, May 5, 2005 to discuss details regarding the company's performance for the third quarter and first nine months of fiscal 2005. The session may be accessed at www.lightpath.com. A transcript archive of the webcast will be available for viewing or download on our web site shortly after the call is concluded.

LightPath manufactures optical products including, precision molded aspheric optics, GRADIUM(R) glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq SmallCap Market under the symbol "LPTH." Investors are encouraged to go to LightPath's website for additional financial information.

Contacts: Rob Burrows, CFO

LightPath Technologies, Inc. (407) 382-4003

Internet: www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.